                                                                    EXHIBIT 11.1


                       ANCHOR PACIFIC UNDERWRITERS, INC.
                      COMPUTATION OF EARNINGS PER COMMON
                          AND COMMON SHARE EQUIVALENT

                                                              Years Ended December 31
                                                   -----------------------------------------------
                                                       1996              1995              1994
                                                       ----              ----              ----
PRIMARY
  Average shares outstanding**                       3,759,275         3,819,605         3,022,658
  Net effect of dilutive stock options and
    warrants - based on the treasury stock
    method using average market price                      ***               ***               ***
                                                   -----------        ----------        ----------
  Total                                              3,759,275         3,819,605         3,022,658
                                                   ===========        ==========        ==========
  Net Income (Loss)                                $(1,405,800)       $ (867,029)       $ (650,489)
                                                   ===========        ==========        ==========
  Per Share Amount**                               $     (0.37)       $    (0.23)       $    (0.22)
                                                   ===========        ==========        ==========

FULLY DILUTED
  Average shares outstanding**                       3,759,275         3,819,605         3,022,658
  Net effect of dilutive stock options and
   warrants - based on the treasury
   stock method using the year-end
   market price, if higher than
   average market price                                 57,371           236,064           637,720
  Net effect of convertible
   debentures outstanding
   end of period                                        60,606
  Effect of shares issued upon
   conversion of debentures,
   assuming the conversion
   occurred at the beginning
   of the period                                       580,555
                                                   -----------        ----------        ----------
  Total                                              4,457,807         4,055,669         3,660,378
                                                   ===========        ==========        ==========
  Net Income (Loss), after deducting
   interest debentures                             $(1,310,522)       $ (867,029)       $ (650,489)
                                                   ===========        ==========        ==========
  Per Share Amount**                               $     (0.29)       $    (0.21)       $    (0.18)
                                                   ===========        ==========        ==========

 ** Average Shares Outstanding and Earnings per Share have been restated in prior periods to reflect ten for one stock split in 1995.

*** Conversion of stock options and warrants to common stock equivalents is not assumed because their effect is antidilutive.

    For financial reporting purposes, primary loss per share is calculated exclusive of the dilutive effects of stock options and warrants. The above calculation on full-dilutive basis includes the effect of stock options, warrants and convertible debentures outstanding, for the purposes of complying with section 229.601 of regulation S-K.